[FORM OF VOTING AGREEMENT]

        THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of September 14, 2005 by and between Ranger Holdco, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder (the "Stockholder") of Register.com, Inc., a Delaware corporation (the "Company").

                                    RECITALS:

        A. Parent, the Company and Merger Sub (as defined below) have entered into an Agreement and Plan of Merger attached as Annex A hereto (the "Merger Agreement"), which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company, pursuant to which all outstanding capital stock of the Company will be converted into the right to receive a cash payment as set forth in the Merger Agreement.

        B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and warrants, as is indicated on the signature page of this Agreement.

        C. The Stockholder (in his or her capacity as such) has agreed to vote the Shares (as defined below) and such other shares of capital stock of the Company over which the Stockholder has voting power as set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, intending to be legally bound hereby, the parties hereto hereby agree as follows:

      1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

            (a) "Expiration Date" shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated, (ii) such date and time as the Merger shall become effective or (iii) February 28, 2006.

            (b) The terms "Merger Agreement" and "Merger", for the avoidance of doubt, shall mean the Agreement and Plan of Merger, dated as of August 9, 2005, attached as Annex A hereto and the merger provided for therein on the terms and conditions specifically set forth therein (and any immaterial amendments or supplement thereto), and not any material amendment, supplement or other document relating thereto that is entered into without the Stockholder's consent.

            (c) "person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

            (d) "Shares" shall mean: (i) all securities of the Company (including all shares of capital stock of the Company and all options, warrants and other rights to acquire shares of capital stock of the Company) owned by the Stockholder as of the date of this Agreement, and (ii) all additional securities of the Company (including all additional shares of capital stock of the Company and all additional options, warrants and other rights to acquire shares of capital stock of the Company) of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

            (e) Transfer. As used herein, the term "Transfer" shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale (as defined below) or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing (in each case other than liens in favor of broker-dealers extending margin credit provided such margin credit was obtained in the ordinary course of the Stockholder's business). As used herein, the term "Constructive Sale" shall mean, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

      2. Transfer of Shares.
         ------------------

            (a) Transfer of Shares. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected or make any offer regarding any Transfer of any of the Shares. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Stockholder may Transfer any or all of the Shares (i) by will, or by operation of law, in which case this Agreement shall bind the transferee, or (ii) in connection with estate and charitable planning purposes or by distribution or transfer to partners, members, stockholders or affiliates of the Stockholder, or otherwise, so long as the transferee, prior to such Transfer, executes a counterpart of this Agreement (with such modifications as Parent may reasonably request solely to reflect such transfer).

            (b) Transfer of Voting Rights. The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement, commitment or understanding in a manner inconsistent with the terms of Section 3 hereof or otherwise in contravention of the obligations of the Stockholder under this Agreement, with respect to any of the Shares.

            (c) Termination of Restrictions. The restrictions on Transfer set forth in this Section 2 shall terminate on the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated, (ii) one business day following the date that the transactions contemplated by the Merger Agreement and the Merger shall have been duly adopted by holders of shares of Common Stock constituting the Company Requisite Vote or (iii) February 28, 2006.

      3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall vote, to the extent not voted by the person(s) appointed under Section 4 hereof, the Shares:

            (a) in favor of approval of the Merger and the adoption and approval of the Merger Agreement;

            (b) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement, and against any action or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; and

            (c) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (i) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (ii) any other action that is intended, or could reasonably be expected to, materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

      4. Irrevocable Proxy. Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, the Stockholder hereby irrevocably and unconditionally grants a proxy appointing Parent as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power solely as specifically set forth in Section 3 as to the matters specified in Section 3(a), (b) and (c). The proxy granted by Stockholder pursuant to this Section 4 is coupled with an interest and is irrevocable and is granted in consideration of Parent entering into this Agreement and incurring certain related fees and expenses. Stockholder shall perform such further acts and execute such further documents as may be reasonably required to vest in Parent the sole power to vote Stockholder's Shares as to such matters. Notwithstanding the foregoing, the proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms. Parent covenants and agrees that it shall attend any stockholder meeting called with respect to the matters in Section 3 either in person or by proxy, and shall vote all the Shares as contemplated by Section 3 at any such meeting, including any adjournment or postponement thereof.


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

      5. No Solicitation. Stockholder, in its capacity as a stockholder, shall not, and shall cause each of its representatives not to, take any action that would constitute a breach of Section 7.2 of the Merger Agreement if such action were taken by the Company.

      6. Representations and Warranties. (a) Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent that, as of the date hereof and (except as permitted by Section 2 or as set forth in the disclosure schedule delivered by the Stockholder to Parent on the date hereof) at all times until the Expiration Date (i) the Stockholder is (and will
be) the beneficial owner of the shares of capital stock of the Company, and the options, warrants and other rights to purchase shares of capital stock of the Company, set forth on signature page of this Agreement, with full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares; (ii) the Shares are (and will be) free and clear of any liens, pledges, security interests, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances of any kind or nature (each an "Encumbrance") (other than those Encumbrances which are in favor of the Company, provided Parent shall have been provided with copies of the relevant documentation related thereto, and other than liens in favor of broker-dealers extending margin credit provided such margin credit was obtained in the ordinary course of the Stockholder's business); (iii) the Stockholder does not beneficially own any securities of the Company other than the shares of capital stock of the Company, and options, warrants and other rights to purchase shares of capital stock of the Company, set forth on the signature page of this Agreement; (iv) the Stockholder has (and will have) full company or corporate or partnership power and authority to make, enter into and carry out the terms of this Agreement; and (v) the Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by the Stockholder, either alone or together with the other Company voting agreements and proxies, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof; (vi) the execution, delivery and performance of this Agreement by the Stockholder and the proxy contained herein does not violate or breach, and will not give rise to any violation or breach of, the Stockholder's certificate of incorporation or other organizational documents (if the Stockholder is not an individual), or any law, contract, instrument, arrangement or agreement by which such Stockholder is bound; (vii) this Agreement has been duly executed by the Stockholder and constitutes the valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and the availability of equitable remedies may be limited by equitable principles of general application; and (viii) the execution, delivery and performance of this Agreement and the proxy contained herein do not, and performance of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange
Act), domestic or foreign, except for any of the foregoing that, individually or in the aggregate, could not reasonably be expected to impair the Stockholder's ability to perform its obligations under this Agreement in any material respect.

        (b) Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that, as of the date hereof and at all times until the Expiration Date (i) Parent has (and will have) full company or corporate power and authority to make, enter into and carry out the terms of this Agreement; (ii) the execution, delivery and performance of this Agreement by Parent herein does not violate or breach, and will not give rise to any violation or breach of, Parent's certificate of incorporation or other organizational documents, or any law, contract, instrument, arrangement or agreement by which Parent is bound; (iii) this Agreement has been duly executed by Parent and constitutes the valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and the availability of equitable remedies may be limited by equitable principles of general application; and (iv) the execution, delivery and performance of this Agreement do not, and performance of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign, except for any of the foregoing that, individually or in the aggregate, could not reasonably be expected to impair Parent's ability to perform its obligations under this Agreement in any material respect.

      7. Consent and Waiver. The Stockholder (not in his or her capacity as a director or officer of the Company) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party. The Stockholder further consents and authorizes Parent and the Company to publish and disclose in the Proxy Materials (including all documents filed with the SEC in connection therewith), in such manner as the Stockholder shall approve (such approval not to be unreasonably withheld, conditioned or delayed), its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement; provided, however, that the Stockholder hereby approves of the disclosure of the text of this Agreement in the Proxy Materials, any current report on Form 8-K filed by the Company and the Schedule 13D to be filed by Parent. Parent and the Company shall not otherwise publish or disclose by way of press release, filings with the SEC or otherwise, the nature of the commitments, arrangements and understandings of the Stockholder pursuant to this Agreement or the text of this Agreement, without the prior approval by the Stockholder, which approval, in the case of any disclosure required by applicable law, shall not be unreasonably withheld, conditioned or delayed.

      8. Legending of Shares. If so requested by Parent, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy set forth herein.

      9. Termination. This Agreement shall terminate and be of no further force or effect as of the Expiration Date.

      10. Third Party Beneficiary. The Company is intended to be, and shall be, a third party beneficiary of the agreements of Stockholder in Sections 2 and 3 hereof, and of the agreements of Parent in Section 4. Such provisions shall not be amended, modified or waived without the prior written consent of the Company.


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

      11. Appraisal Rights. The Stockholder irrevocably waives and agrees not to exercise any rights (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any of the Shares which may arise with respect to the Merger.

      12. Directors and Officers; Voting as to Other Matters. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Stockholder from acting in Stockholder's capacity as a director or officer of the Company (it being understood that this Agreement shall apply to Stockholder solely in Stockholder's capacity as a stockholder of the Company) or voting or granting proxies in Stockholder's sole discretion on any matter other than those matters specified in Section 3. For the avoidance of doubt, this Agreement shall not require Stockholder to vote or grant any proxy to vote, or refrain from voting or granting any proxy to vote, on any matter other than those specified in Section 3.

      13. Miscellaneous.
          -------------

            (a) Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto and any third party beneficiary hereof to the extent required by Section 10 hereof. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

            (b) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

            (c) Binding Effect; Assignment. This Agreement shall not be assignable by the Stockholder (i) without the prior written consent of Parent or
(ii) except in connection with a Transfer permitted by Section 2. Any purported assignment in violation of this Agreement will be void ab initio.

            (d) Amendments. This Agreement may be amended, modified or supplemented only in writing executed by each of the parties hereto and any third party beneficiary hereof to the extent required by Section 10 hereof.

            (e) Specific Performance; Injunctive Relief. Each of the parties hereto hereby acknowledge that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Parent and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a


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

special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Parent which cannot be adequately compensated by a monetary award. Accordingly, Parent and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, Parent shall be entitled to seek the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

            (f) Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereto hereby irrevocably submit exclusively to the jurisdiction of the Court of Chancery of the State of Delaware and, only if such court does not have proper jurisdiction, the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties for purposes of the foregoing.

            (g) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

            (h) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, facsimile, email or by overnight courier:

               If to Parent:        Ranger Holdco, Inc.
                                    c/o Vector Capital Corporation
                                    456 Montgomery St., 19th Floor
                                    San Francisco, California 94104
                                    Attention:     Alex Slusky
                                    Telephone:     (415) 293-5000
                                    Telecopy:      (415) 293-5100
               with a copy to:      O'Melveny & Meyers LLP
                                    275 Battery Street
                                    Suite 2600
                                    San Francisco, California  94111
                                    Attention:  Michael J. Kennedy, Esq.
                                    Telephone: (415) 984-8978
                                    Telecopy: (415) 984-8701

               If to the Company:   Register.com, Inc.
                                    575 Eighth Avenue
                                    8th Floor
                                    New York, New York 10018
                                    Attention:     Roni Jacobson, Esq.
                                    Telephone:     (212) 798-9100
                                    Telecopy:      (212) 629-9309

               with a copy to:      Wachtell, Lipton, Rosen & Katz
                                    51 West 52nd Street
                                    New York, New York  10019
                                    Attention:     Trevor S. Norwitz, Esq.
                                    Telephone:     (212) 403-1000
                                    Telecopy:      (212) 403-2000

           If to the Stockholder:   To the address for notice set forth on the
                                    signature page hereof.

               with a copy to:      Kramer Levin Naftalis & Frankel LLP
                                    1177 Avenue of the Americas
                                    New York, New York  10036
                                    Attention:     Peter G. Smith, Esq.
                                    Telephone:     (212) 715-9100
                                    Telecopy:      (212) 715-8000

        or to such other persons or addresses as may be designated in writing by the Person to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one business day by delivery pursuant to one of the other methods described herein); or on the next business day after deposit with an internationally recognized overnight courier, if sent by such a courier.

        (i) Further Assurances. The Stockholder (in his or her capacity as such) shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as may be reasonably necessary or desirable to carry out and effectuate the purpose and intent of this Agreement.


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

        (j) Headings. The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

        (k) Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.



                            [Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.



RANGER HOLDCO, INC.                                [SHAREHOLDER NAME]:




By:                                                By:
     ---------------------------------------           -------------------------
     Signature of Authorized Signatory                 Signature

Name:                                              Name:
     ---------------------------------------            ------------------------

Title:                                             Title:
      --------------------------------------             -----------------------

                                                   -----------------------------

                                                   -----------------------------
                                                   Print Address

                                                   -----------------------------
                                                   Telephone

                                                   -----------------------------
                                                   Facsimile No.

                                                   -----------------------------
                                                   Email Address

                                                   Share beneficially owned:

                                                   __________ shares of Company
                                                   capital stock

                                                   __________ shares of Company
                                                   capital stock issuable upon
                                                   the exercise of outstanding
                                                   options, warrants or other
                                                   rights





                               [VOTING AGREEMENT]